EXHIBIT 99.1
EZCORP ANNOUNCES FISCAL 2008 FOURTH QUARTER AND YEAREND
RESULTS
AUSTIN, Texas (November 6, 2008) — EZCORP, Inc. (NNM: EZPW) announced today results for its fourth fiscal quarter and 2008 fiscal year, which ended September 30, 2008.
For the quarter ended September 30, 2008, EZCORP’s net income increased 44% to $16,031,000 ($0.37 per share) compared to $11,155,000 ($0.26 per share) for the quarter ended September 30, 2007. Total revenues for the quarter increased 19% to $123,402,000 while operating income improved 13% to $18,950,000.
Included in the results for the quarter are the impact of Hurricane Ike and the benefit of taking a previously under utilized foreign tax credit. On September 13th, the Company closed 154 stores in the hurricane threat area, with most of these closed on September 12th in advance of the hurricane. During the month, the Company lost 1,042 store days due to the hurricane and the resulting power outages. The Company estimates this adversely impacted pretax income approximately $2.5 million ($0.04 tax affected earnings per share).
During the quarter, the Company recognized the benefit of a previously under utilized foreign tax credit related to its investment in Albemarle and Bond Holdings Plc. This resulted in a reduction to income tax expense, not related to the quarter, of approximately $3.1 million ($0.07 per share). Of the $3.1 million tax expense reduction, approximately $2.4 million ($0.06 per share) pertained to the larger credit available on Albemarle and Bond’s earnings prior to the Company’s 2008 fiscal year.
For the twelve months ended September 30, 2008, net income increased 38% to $52,429,000 ($1.21 per share) compared to $37,874,000 ($0.88 per share) for the prior year twelve month period. Total revenues grew 23% to $457,403,000 while operating income increased 34% to $74,619,000.
Excluding the adverse impact of Hurricane Ike and the benefit of the foreign tax credit related to Albemarle and Bond’s earnings in prior periods, the Company’s fully diluted earnings per share for the fourth fiscal quarter and 2008 fiscal year would have been $0.34 and $1.19 per share.
Commenting on these results, President and Chief Executive Officer, Joe Rotunda, stated, “Our fourth fiscal 2008 quarter was our twenty-fifth consecutive quarter of year over year earnings growth. While the unfavorable impact of Hurricane Ike and the favorable impact of the foreign tax credit utilization resulted in a net favorable impact on our quarter’s results, we still achieved our earnings expectation for the quarter excluding these two unusual items. Our pawn operations in the U.S. and Mexico drove our excellent results for the quarter.”
Rotunda continued, “We have completed our due diligence and are moving ahead with our eleven store Pawn Plus acquisition and the acquisition of Value Financial Services. We expect to close on the Pawn Plus transaction later this month and close on the Value Financial Services acquisition in the latter half of December. We believe both of these acquisitions will be excellent additions to our store portfolio.”
Rotunda concluded, “For our first fiscal quarter and 2009 fiscal year, we expect earnings per share, excluding the two pending acquisitions, to be approximately $0.35 and $1.45. Assuming a late November closing on the Las Vegas acquisition and a late December closing on the Value Financial Services transaction, the acquisitions will have a nominal earnings per share impact on our first fiscal quarter and an approximate $0.08 to $0.09 per share benefit on our fiscal year results.”

“In addition to completing these two acquisitions, we plan to open 30 to 35 EZMONEY locations in the U.S. and 30 to 35 Empeño Fácil locations in Mexico. In Canada we will continue to monitor the regulatory process in each province and enter provinces that adopt acceptable payday loan regulations.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. EZPAWN and 38 Mexico Empeño Fácil locations open on September 30, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 477 EZMONEY locations and 71 EZPAWN locations open on September 30, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, new store expansion, anticipated benefits of acquisitions and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
You are invited to listen to a conference call discussing these results on November 6, 2008 at 3:30pm Central Time. The conference call can be accessed over the Internet or replayed at your convenience at the following address.
http://www.videonewswire.com/event.asp?id=52866
For additional information, contact Dan Tonissen at (512) 314-2289.

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,
	2008	2007
Revenues:
Merchandise sales	$34,926	$33,101
Jewelry scrapping sales	27,162	18,198
Pawn service charges	26,860	22,055
Signature loan fees	33,561	30,215
Other	893	323

Total revenues	123,402	103,892
Cost of goods sold:
Cost of merchandise sales	20,490	19,598
Cost of jewelry scrapping sales	17,180	12,791

Total cost of goods sold	37,670	32,389

Net revenues	85,732	71,503

Operations expense	40,235	34,515
Signature loan bad debt	12,303	9,422
Administrative expense	10,917	8,221
Depreciation and amortization	3,327	2,618

Operating income	18,950	16,727

Interest income	(118)	(155)
Interest expense	192	67
Equity in net income of unconsolidated affiliate	(1,180)	(760)
Loss on sale/disposal of assets	412	59
Other	(3)	—

Income before income taxes	19,647	17,516
Income tax expense	3,616	6,361

Net income	$16,031	$11,155

Net income per share, diluted	$0.37	$0.26

Weighted average shares, diluted	43,468	43,215

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Year Ended September 30,
	2008	2007
Revenues:
Merchandise sales	$155,828	$141,094
Jewelry scrapping sales	76,732	51,893
Pawn service charges	94,244	73,551
Signature loan fees	128,478	104,347
Other	2,121	1,330

Total revenues	457,403	372,215
Cost of goods sold:
Cost of merchandise sales	92,612	83,501
Cost of jewelry scrapping sales	46,790	34,506

Total cost of goods sold	139,402	118,007

Net revenues	318,001	254,208

Operations expense	153,420	128,602
Signature loan bad debt	37,150	28,508
Administrative expense	40,458	31,749
Depreciation and amortization	12,354	9,812

Operating income	74,619	55,537

Interest income	(477)	(1,654)
Interest expense	420	281
Equity in net income of unconsolidated affiliate	(4,342)	(2,945)
(Gain) / loss on sale/disposal of assets	939	(72)
Other	8	—

Income before income taxes	78,071	59,927
Income tax expense	25,642	22,053

Net income	$52,429	$37,874

Net income per share, diluted	$1.21	$0.88

Weighted average shares, diluted	43,327	43,230

EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data and store counts)

	As of September 30,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$27,444	$22,533
Pawn loans	75,936	60,742
Payday loans, net	7,124	4,814
Pawn service charges receivable, net	12,755	10,113
Signature loan fees receivable, net	5,406	5,992
Inventory, net	43,209	37,942
Deferred tax asset	10,926	8,964
Prepaid expenses and other assets	9,116	6,146

Total current assets	191,916	157,246

Investment in unconsolidated affiliate	38,439	35,746
Property and equipment, net	40,079	33,806
Deferred tax asset, non-current	8,139	4,765
Goodwill	24,376	16,211
Other assets, net	5,771	3,412

Total assets	$308,720	$251,186

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and other accrued expenses	$29,425	$25,592
Customer layaway deposits	2,327	1,988
Federal income taxes payable	246	4,795

Total current liabilities	31,998	32,375

Deferred gains and other long-term liabilities	3,672	2,886
Total stockholders’ equity	273,050	215,925

Total liabilities and stockholders’ equity	$308,720	$251,186

Pawn loan balance per ending pawn store	$229	$204
Inventory per ending pawn store	$130	$127
Book value per share	$6.58	$5.23
Tangible book value per share	$5.89	$4.77
Pawn store count — end of period	332	298
Signature loan store count — end of period	477	433
Shares outstanding — end of period	41,525	41,306

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts)

	EZPAWN	Empeño
	United States	Fácil	EZMONEY
	Operations	Operations	Operations	Consolidated
Three months ended September 30, 2008:
Revenues:
Sales	$59,997	$2,091	$—	$62,088
Pawn service charges	25,342	1,518	—	26,860
Signature loan fees	651	—	32,910	33,561
Other	892	1	—	893

Total revenues	86,882	3,610	32,910	123,402

Cost of goods sold	36,289	1,381	—	37,670

Net revenues	50,593	2,229	32,910	85,732

Operating expenses:
Operations expense	25,273	1,287	13,675	40,235
Signature loan bad debt	367	—	11,936	12,303

Total direct expenses	25,640	1,287	25,611	52,538

Store operating income	$24,953	$942	$7,299	$33,194

Pawn store count — end of period	294	38	—	332
Signature loan store count — end of period	6	—	471	477

Three months ended September 30, 2007:
Revenues:
Sales	$51,212	$87	$—	$51,299
Pawn service charges	22,007	48	—	22,055
Signature loan fees	828	—	29,387	30,215
Other	322	1	—	323

Total revenues	74,369	136	29,387	103,892

Cost of goods sold	32,341	48	—	32,389

Net revenues	42,028	88	29,387	71,503

Operating expenses:
Operations expense	22,510	161	11,844	34,515
Signature loan bad debt	347	—	9,075	9,422

Total direct expenses	22,857	161	20,919	43,937

Store operating income	$19,171	$(73)	$8,468	$27,566

Pawn store count — end of period	294	4	—	298
Signature loan store count — end of period	6	—	427	433

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts)

	EZPAWN	Empeño
	United States	Fácil	EZMONEY
	Operations	Operations	Operations	Consolidated
Year ended September 30, 2008:
Revenues:
Sales	$225,747	$6,813	$—	$232,560
Pawn service charges	89,431	4,813	—	94,244
Signature loan fees	2,782	—	125,696	128,478
Other	2,116	5	—	2,121

Total revenues	320,076	11,631	125,696	457,403

Cost of goods sold	135,142	4,260	—	139,402

Net revenues	184,934	7,371	125,696	318,001

Operating expenses:
Operations expense	96,674	4,066	52,680	153,420
Signature loan bad debt	1,108	—	36,042	37,150

Total direct expenses	97,782	4,066	88,722	190,570

Store operating income	$87,152	$3,305	$36,974	$127,431

Pawn store count — end of period	294	38	—	332
Signature loan store count — end of period	6	—	471	477

Year ended September 30, 2007:
Revenues:
Sales	$192,832	$155	$—	$192,987
Pawn service charges	73,471	80	—	73,551
Signature loan fees	3,314	—	101,033	104,347
Other	1,328	2	—	1,330

Total revenues	270,945	237	101,033	372,215

Cost of goods sold	117,923	84	—	118,007

Net revenues	153,022	153	101,033	254,208

Operating expenses:
Operations expense	87,151	404	41,047	128,602
Signature loan bad debt	1,390	—	27,118	28,508

Total direct expenses	88,541	404	68,165	157,110

Store operating income	$64,481	$(251)	$32,868	$97,098

Pawn store count — end of period	294	4	—	298
Signature loan store count — end of period	6	—	427	433